UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

        FILED UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940


---------------------------------------- ----------------------- -----------------------------------------------------
1. Name and Address of Reporting         2. Date of Event        4. Issuer Name AND Ticker or Trading Symbol
Person*                                     Requiring
                                            Statement                     GlobeTrac Inc.
                                            (Month/Day/Year)
   Pratt            Jim                                                   GBTR
                                            September 3, 2002
----------------------------------------
(Last)            (First)       (Middle)


     32 Greenwich Road, Greenwich

--------------------------------------- ----------------------- ------------------------------ ------------------------
               (Street)                 3. I.R.S.               5. Relationship of Reporting   6. If Amendment,
                                           Identification           Person(s) to Issuer        Date of Original
                                           Number of                (Check all applicable)     (Month/Day/Year)
Sydney    New South Wales     2065         Reporting Person,
               Australia                   if an entity         _X_ Director                               N/A
                                           (voluntary)          ___ 10% Owner
---------------------------------------                         _X_ Officer (give title below) ------------------------
(City)           (State)        (Zip)               N/A         ___ Other (Specify below)      7. Individual or
                                                                                                  Joint/Group Filing
                                                                President                         (Check applicable
                                                                ------------------------------    line)
                                                                CEO
                                                                ------------------------------    _X_ Form filed by
                                                                                                  One Reporting Person
                                                                ------------------------------
                                                                                                  ___ Form Filed by
                                                                ------------------------------    More than One
                                                                                                  Reporting Person
-----------------------------------------------------------------------------------------------------------------------

                                     TABLE I
                  NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

----------------------------------------------------------------------------------------------------------------------
1. Title of Security                     2. Amount of Securities     3. Ownership Form:     4. Nature of Indirect
                                            Beneficially Owned           Direct (D) or         Beneficial Ownership
                                                                         Indirect (I)
---------------------------------------- --------------------------- ---------------------- --------------------------
Nil                                                 Nil
---------------------------------------- --------------------------- ---------------------- --------------------------

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

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly. Print or type responses.

*  If more than one reporting person files the form, see Instruction 5(b)(v).

FORM 3                         ARTESCOPE, INC.                      PAGE 2 OF 2

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                                    TABLE II

       DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------------------------------------------------

1. Title of       2. Date              3. Title and Amount of      4. Conversion     5. Ownership      6. Nature of
   Derivative     Exercisable and      Securities Underlying       or Exercise       Form of           Indirect
   Security       Expiration Date      Derivative Security         Price of          Derivative        Beneficial
                  (Month/Day/Year)                                 Derivative        Securities:       Ownership
                                                                   Security          Direct (D) or
                                                                                     Indirect (I)
----------------- -------------------- --------------------------- ----------------- ----------------- ---------------
                  Exercise  Expiry         Title       Amount or
                    Date      Date                     Number of
                                                       Shares
----------------- --------- ---------- --------------- ----------- ----------------- ----------------- ---------------
Nil
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


Explanation of Responses:
------------------------

I do not own any Non-Derivative Securities nor any Derivative Securities.

                   /s/ Jim Pratt                        SEPTEMBER 3, 2002
        -----------------------------------          -----------------------
          **Signature of Reporting Person                      Date

**   Intentional misstatements or omissions of facts constitute Federal Criminal
        Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


NOTE: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.